Exhibit 99.B(h)(1)(i)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED

ADMINISTRATION AGREEMENT

between

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

and

ING FUNDS SERVICES, LLC

Series	Administrative Services Fee
(as a percentage of managed assets)

ING Strategic Allocation Conservative Portfolio	0.055% on the first $5 billion of assets; and 0.030% on assets over $5 billion

ING Strategic Allocation Growth Portfolio	0.055% on the first $5 billion of assets; and 0.030% on assets over $5 billion

ING Strategic Allocation Moderate Portfolio	0.055% on the first $5 billion of assets; and 0.030% on assets over $5 billion